Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION (EMBARGOED UNTIL 3:15 P.M. CENTRAL)

CONTACTS:	Bank Mutual Corporation

David A. Baumgarten

President and Chief Executive Officer

or

Michael W. Dosland

Senior Vice President and Chief Financial Officer

(414) 354-1500

BANK MUTUAL CORPORATION REPORTS 10% INCREASE IN

NET INCOME FOR THE SECOND QUARTER OF 2016

Milwaukee, Wisconsin

July 20, 2016

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $3.9 million or $0.09 per diluted share in the second quarter of 2016, which was a 10% increase over net income of $3.6 million or $0.08 per diluted share in the same quarter of 2015. Year-to-date, Bank Mutual Corporation (“Bank Mutual”) reported net income of $8.4 million or $0.18 per diluted share in 2016 compared to $7.1 million or $0.15 per diluted share in the same six-month period in 2015. The improvements between these periods were primarily due to higher net interest income, higher loan-related fees, lower compensation-related expenses, and lower occupancy, equipment, and data processing costs. Also contributing were net gains and expenses on foreclosed real estate in the 2016 periods compared to net losses and expenses in the 2015 periods. These improvements were partially offset by provision for loan losses in the 2016 periods compared to recoveries in the 2015 periods, as well as higher advertising and marketing expenses and higher income tax expense. Also impacting the year-to-date comparison were lower brokerage and insurance commissions in 2016 compared to 2015.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, commented, “Annualized loan growth of almost 16% in the second quarter of 2016 continued to exceed our expectations and contributed to our best quarter ever for loan-related fee income." He added, “However, that same rate environment continued to put pressure on our net interest margin, which declined for the second quarter in a row. Even with this development, the dollar amount of our second quarter net interest income was the highest it has been since 2009…excluding the impact call premiums from mortgage securities had in prior periods.” Baumgarten continued, “We are also pleased that our earnings in 2016 have improved over prior-year period earnings despite a meaningful increase in our provision for loan losses in the most recent quarter.” He concluded, “Although we believe the credit quality in our loan portfolio remains strong, recent economic and market developments noted in this release prompted us to end a long period of recoveries in our allowance for loan losses.”

1

Bank Mutual’s net interest income increased by $556,000 or 3.3% and by $1.0 million or 3.1% during the three and six months ended June 30, 2016, respectively, compared to the same periods in 2015, respectively. These increases were due in part to an increase in Bank Mutual’s average earning assets in the 2016 periods compared to the same periods in the prior year, as well an increase in funding from non-interest bearing checking accounts between the periods. Also contributing to the increase in the 2016 year-to-date period was a call premium of $482,000 that Bank Mutual received on a mortgage-related security that was called in the first quarter of the year. These developments were partially offset by a decrease in Bank Mutual’s net interest margin in the 2016 periods compared to the same periods in 2015.

Bank Mutual’s average earning assets increased by $167.0 million or 7.7% during the six months ended June 30, 2016, compared to the same period in 2015. This increase was primarily attributable to a $160.0 million or 9.9% increase in average loans receivable during the 2016 six-month period compared to the same period in the prior year.

Also contributing favorably to Bank Mutual’s net interest income in the 2016 periods, as well as its net interest margin, was an increase in funding from non-interest-bearing checking accounts. The average balance in these accounts increased by $26.5 million or 13.2% during the six months ended June 30, 2016, compared to the same period in 2015.

Bank Mutual’s net interest margin was 3.01% during the first six months of 2016. Excluding the impact of the aforementioned call premium, net interest margin during the first six months of 2016 would have been 2.97%, which compares to 3.15% during the same six-month period in 2015. In the 2016 six-month period the average yield on Bank Mutual’s earning assets decreased by 14 basis points (excluding the call premium) and its average cost of funds increased by five basis points compared to the prior-year six-month period. The decrease in the average yield on earning assets was largely due to the continued repricing of Bank Mutual’s loan portfolio to lower yields in the current interest rate environment, as well as its continued emphasis on the origination of variable-rate loans, which generally have lower initial yields than fixed-rate loans. Also contributing to the decrease in yield on earning assets was the purchase of mortgage-related securities in 2016 at yields that were less than the prevailing rates in the investment portfolio.

The increase in Bank Mutual’s average cost of funds was primarily due to a six basis point increase in its average cost of deposits during the first six months of 2016 compared to the same period in the prior year. The impact of this increase was offset slightly by a decline in the average cost of borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago. This decline was caused by an increase in overnight borrowings, which were drawn to fund growth in earning assets, as previously noted. Overnight borrowings generally have a lower interest cost than the rates Bank Mutual offers on its certificates of deposit.

2

Bank Mutual’s provision for (recovery of) loan losses was $1.2 million in the second quarter of 2016 compared to $(752,000) in the same quarter last year. The provision (recovery) for the six months ended June 30, 2016, was $591,000 compared to $(1.7) million in the same period last year. Management believes that general economic, employment, and real estate conditions continue to be relatively stable in Bank Mutual’s local markets. In addition, Bank Mutual’s level of non-performing and classified loans, as well as its actual loan charge-offs, have continued to trend lower in recent periods, as noted elsewhere in this release. However, economic growth in the United States has slowed in recent months and the global economy, in addition to also having slowed, has experienced political-, trade-, and currency-related challenges. Management believes that these developments could be early indications of emerging difficulties in the credit and lending environment for Bank Mutual. These conclusions, along with an assessment of the credit risk inherent in Bank Mutual’s loan portfolio, have contributed to management’s conclusion that the allowance for loan losses as a percent of total loans has reached a general level that management considers appropriate. As such, Bank Mutual’s allowance for loan losses increased from $17.0 million or 0.95% of loans receivable at March 31, 2016, to $18.0 million or 0.97% at June 30, 2016, which is the primary reason for the provision for loan losses in the 2016 periods. Management anticipates that Bank Mutual’s provision for loan losses may continue to consist of provisions rather than recoveries for the foreseeable future. This is expected to be particularly true if Bank Mutual’s loan portfolio continues to grow as it has in recent periods.

Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions that can fluctuate considerably from period to period. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing loans, classified loans, and/or loan charge-off activity from period to period, which may result in significant variability in Bank Mutual’s provision for loan losses.

Deposit-related fees and charges declined by $21,000 or 0.7% and by $59,000 or 1.0% during the three and six months ended June 30, 2016, respectively, compared to the same periods in the previous year, respectively. Deposit-related fees and charges consist of overdraft fees, ATM and debit card fees, merchant processing fees, account service charges, and other revenue items related to services performed by Bank Mutual for its retail and commercial deposit customers. Management attributes the decline in deposit-related fees and charges to changes in customer spending behavior in recent years which has resulted in lower revenue from overdraft charges and from check printing commissions. These developments have been partially offset by increased revenue from treasury management and merchant card processing services that Bank Mutual offers to commercial depositors.

Loan-related fees were $1.6 million and $2.9 million during the three and six months ended June 30, 2016, respectively. These amounts compared to $490,000 and $927,000 during the same periods in 2015, respectively. Loan-related fees consist of periodic income from lending activities that are not deferred as yield adjustments under the applicable accounting rules. The largest source of fees in this revenue category is interest rate swap fees related to commercial loan relationships. Bank Mutual mitigates the interest rate risk associated with certain of its loan relationships by executing interest rate swaps, the accounting for which results in the recognition of a certain amount of fee income at the time the swap contracts are executed. The increases in loan-related fees in the 2016 periods were the result of increased loan production, as well as a lower interest rate environment that has increased borrower preference for the types of loan transactions that generate interest rate swap fees. Management believes this source of revenue will vary considerably from period to period depending on the rate environment and on borrower preference for the types of transactions that generate interest rate swaps.

3

Brokerage and insurance commissions were $846,000 during the second quarter of 2016, which was $24,000 or 2.9% higher than the same quarter in the previous year. Year-to-date this source of revenue was $274,000 or 13.8% lower than the same period in 2015. This revenue item generally consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, fees earned for investment advisory services, and commissions earned on sales of personal and business insurance products. However, the prior year periods include certain non-recurring incentive payments. Excluding these payments, brokerage and insurance commissions during the three and six months ended June 30, 2016, were over 30% higher in 2016 periods than they were in the same periods of 2015, respectively. Management attributes this increase to new products, services, systems, and investment advisors that Bank Mutual has added in recent periods.

Mortgage banking revenue, net, was $1.1 million and $2.0 million during three and six months ended June 30, 2016, respectively. This compared to $974,000 and $1.8 million during the same periods in 2015, respectively. The following table presents the components of mortgage banking revenue, net, for the periods indicated:

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
	(Dollars in thousands)
Gross loan servicing fees	$637	$666	$1,283	$1,342
MSR amortization	(554)	(492)	(987)	(1,000)
Change in MSR valuation allowance	–	–	–	–
Loan servicing revenue, net	83	174	296	342
Gain on loan sales activities, net	1,059	800	1,671	1,499
Mortgage banking revenue, net	$1,142	$974	$1,967	$1,841

Loan servicing revenue, net, decreased during the three- and six-month periods in 2016 compared to the same periods in 2015. These decreases were caused in part by a decline in gross servicing fees due to an overall decline in loans serviced for third-party investors. As of June 30, 2016, Bank Mutual serviced $1.02 billion in loans for third-party investors compared to $1.04 billion at December 31, 2015. Also contributing to the decrease in loan servicing revenue, net, in the second quarter of 2016 was an increase in amortization of mortgage servicing rights (“MSRs”). This increase was caused by lower market interest rates for one- to four-family loans in the second quarter, which resulted in increased loan prepayment activity and faster amortization of the related MSRs.

The change in valuation allowance that Bank Mutual establishes against its MSRs is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. As of June 30, 2016, Bank Mutual had no valuation allowance against its MSRs, which had a net book value of $6.8 million as of that date. MSR valuation allowances typically increase in periods of lower market interest rates, which results in a charge to earnings in the period of the increase. During lower market interest rate environments, such as that which has occurred in recent months, loan refinance activity and expectations for future loan prepayments generally increase, which typically reduces the fair value of MSRs and results in an increase in the MSR valuation allowance. However, market interest rates for one- to four-family mortgage loans as of June 30, 2016, were not sufficiently low enough to generate an MSR valuation allowance as of that date. However, there can be no assurances that an increase in the MSR valuation allowance will not be required in the future, particularly if market interest rates for one- to four-family residential loans remain low or decline further.

4

Gain on loan sales activities, net, was $1.1 million and $1.7 million during the three and six months ended June 30, 2016 and 2015, respectively, compared to $800,000 and $1.5 million during the same periods in 2015, respectively. Bank Mutual typically sells most of the fixed-rate, one- to four-family mortgage loans that it originates. During the first six months of 2016, sales of these loans were $62.6 million, which was $6.6 million or 11.7% higher than the same period of 2015. Management attributes this increase to lower market interest rates for one- to four-family mortgage loans in 2016 compared to 2015. Management expects that lower rates, combined with expectations for an improving housing market in the near term, may result in higher originations and sales of residential loans by Bank Mutual during the remainder of 2016 compared to the same period in 2015. As of June 30, 2016, Bank Mutual’s pipeline of residential loans intended for sale was the highest it had been since early 2013. However, the origination and sale of residential loans are subject to variations in market interest rates and other factors outside of management’s control. Accordingly, there can be no assurances that such originations and sales will increase or will not vary considerably from period to period.

During the second quarter of 2015 Bank Mutual recorded a $154,000 gain on the disposition of a real estate property that it held for investment purposes. On a year-to-date basis in 2015, this gain was more than offset by a $320,000 loss that Bank Mutual recorded in the first quarter of that year on certain other real estate properties that it held for investment purposes. No real estate properties were sold during the first six months of 2016. Bank Mutual continues to actively market certain of the properties that it holds for investment purposes. There can be no assurances that Bank Mutual will be able to sell such properties or that gains or losses on sales, if any, will not fluctuate considerably from period to period.

Compensation-related expenses decreased by $830,000 or 7.5% and by $1.5 million or 6.9% during the three and six months ended June 30, 2016, respectively, compared to the same periods in 2015, respectively. These decreases were mostly due to lower costs associated with Bank Mutual’s defined benefit pension plan, which was due in part to an increase in the discount rate used to determine the present value of the pension obligation, but also to a freeze of the plan’s benefits at the end of 2015. This latter change also resulted in a lengthening of the amortization period for unrealized losses in the pension plan, which further contributed to lower pension costs in 2016. Also contributing to the decreases in compensation-related expenses in the 2016 periods compared to the same periods in the prior year was a decline in the number of employees at Bank Mutual. This decline was primarily due to the consolidation of seven retail banking offices in the second quarter of 2015 and an additional four in the first quarter of 2016. These developments were partially offset by normal annual merit increases granted to most employees at the beginning of 2016, as well as higher stock-based compensation and employee commission expense compared to the 2015 periods.

5

Occupancy, equipment, and data processing expenses were $3.3 million and $6.8 million during the three and six months ended June 30, 2016, respectively. These amounts compared to $3.3 million and $7.1 million during the same periods in 2015, respectively. The six-month period in the prior year included $269,000 in one-time costs associated with Bank Mutual’s announcement that it was consolidating seven retail branch offices. Other on-going occupancy costs declined by $243,000 during the first half of 2016 compared to the same period in 2015 due to reduced operating costs related to such consolidations, as well as four other branch consolidations that were completed in the first quarter of 2016. However, these cost reductions were substantially offset by increased data processing, software, and equipment costs associated with other initiatives undertaken by Bank Mutual over the past eighteen months.

Advertising and marketing-related expenses were $970,000 and $1.6 million during the three and six months ended June 30, 2016, respectively, compared to $555,000 and $868,000 during the same periods in 2015, respectively. Bank Mutual has increased spending on advertising and marketing in 2016 in an effort to increase sales and expand Bank Mutual’s overall brand awareness, especially as such relates to the retail deposit business. Management anticipates that for the entire year 2016 Bank Mutual’s advertising and marketing-related expenses are likely to be 20% to 25% higher than it was in 2015. However, this increase depends on future management decisions and there can be no assurances.

Federal deposit insurance premiums were $383,000 and $358,000 during the three months ended June 30, 2016 and 2015, respectively. Year-to-date, these premiums were $805,000 and $728,000 in 2016 and 2015, respectively. These increases were due primarily to an increase in Bank Mutual’s total assets in the 2016 periods compared to 2015. Earlier in 2016 the Federal Deposit Insurance Corporation (“FDIC”) issued a final rule that changes how insured financial institutions less than $10 billion in assets, such as Bank Mutual, will be assessed for deposit insurance. Although the new rule became effective on July 1, 2016, deposit insurance assessment rates will not change for insured institutions until the FDIC’s deposit insurance fund reaches a certain level, as specified in the new rule. Industry observers estimates this level could be reached in the third quarter of 2016, although there can be no assurances. Once the new deposit insurance assessment rates become effective, management estimates that Bank Mutual’s federal deposit insurance premiums could decline by approximately 25% per quarter. The final rule also established a process for the creation of insurance premium credits for insured institutions with less than $10 billion in assets. These credits would be determined by the FDIC at a future date in accordance with performance measures established for the deposit insurance fund, as specified in the new rule. The credits could be used by insured institutions to offset future premium costs until the credits are exhausted. At this time, management is unable to determine the amount or timing of the credits that it might be awarded, if any.

Net losses (gains) and expenses on foreclosed real estate were $(131,000) and $393,000 during the three months ended June 30, 2016 and 2015, respectively. On a year-to-date basis these amounts were $(89,000) and $539,000 in 2016 and 2015, respectively. In general, Bank Mutual has experienced net gains on disposition of foreclosed properties in recent months, as well as lower expenses on foreclosed real estate due to reduced holdings of such properties.

Other non-interest expenses were $2.3 million in the second quarter of 2016 compared to a similar amount in the same quarter of last year. Year-to-date, other non-interest expenses were $4.7 million in 2016 compared to $4.5 million in 2015. In the 2016 year-to-date period Bank Mutual prepaid $9.2 million in fixed-rate FHLB of Chicago advances. These advances had originally been drawn to fund the purchase of mortgage-related securities that were called by the issuer during the period, as previously noted. Management elected to prepay these advances concurrent with the call, which resulted in a prepayment penalty of $207,000.

6

Income tax expense was $2.3 million and $2.1 million during the second quarters of 2016 and 2015, respectively, and was $4.9 million and $4.2 million during the year-to-date periods in the same years, respectively. The effective tax rates (“ETRs”) for the quarter periods were 37.3% and 36.8%, respectively, and for the year-to-date periods were $36.9% and 36.8%, respectively. Bank Mutual’s ETR will vary from period to period due primarily to the impact of non-taxable revenue items, such as earnings from BOLI and tax-exempt interest income.

Bank Mutual’s total assets increased by $118.0 million or 4.7% during the six months ended June 30, 2016, due principally to an increase in total loans receivable. This increase was primarily funded by additional borrowings, deposit liabilities, and advance payments by borrowers. Bank Mutual’s total shareholders’ equity was $286.8 million at June 30, 2016, compared to $279.4 million at December 31, 2015.

Bank Mutual’s loans receivable increased by $118.0 million or 6.8% during the six months ended June 30, 2016. During this period increases in multi-family, commercial real estate, and construction loans (net of the undisbursed portion) were partially offset by declines in Bank Mutual’s other loan categories. Management attributes the increases in part to a low interest rate environment that has encouraged loan growth in Bank Mutual’s local markets, particularly for loans secured by multi-family and commercial real estate. This rate environment has also improved the competitiveness of Bank Mutual’s loan offerings linked to its interest rate swap loan program, as noted earlier in this release. Because of this improvement, Bank Mutual has been able to increase new loan production, as well as retain in its loan portfolio a larger portion of construction loans transitioning to permanent financing than it typically has in prior periods. However, management is not certain that the loan growth experienced in recent periods can be sustained in the future. The loan portfolio is subject to economic, market, and competitive factors outside of Bank Mutual’s control and there can be no assurances that expected loan growth will continue or that total loans will not decrease in future periods.

Bank Mutual’s deposit liabilities increased by $41.1 million or 2.3% during the six months ended June 30, 2016. Transaction deposits, which consist of checking, savings, and money market accounts, increased by $39.2 million or 3.1% during the period and certificates of deposit increased by $1.9 million or 0.4%. Management believes that the low interest rate environment that has persisted for the past few years has encouraged some customers to switch to transaction deposits in an effort to retain flexibility in the event interest rates increase in the future. If interest rates increase in the future, customer preference may shift from transaction deposits back to certificates of deposit, which typically have a higher interest cost to Bank Mutual. This development could increase Bank Mutual’s cost of funds in the future, which would also have an adverse impact on its net interest margin.

Bank Mutual’s shareholders’ equity was $286.8 million at June 30, 2016, compared to $279.4 million at December 31, 2015. This increase was due to $8.4 million in net income and a $3.1 million decrease in accumulated other comprehensive loss. These developments were only partially offset by $4.8 million in regular cash dividends. The decrease in accumulated other comprehensive loss was mostly due to an increase in the fair value of available-for-sale securities (net of income tax effect), which was caused by a decline in market interest rates during the period. Bank Mutual did not repurchase a significant amount of its common stock during the six months ended June 30, 2016. The book value of Bank Mutual’s common stock was $6.29 per share at June 30, 2016, compared to $6.15 at December 31, 2015.

7

Bank Mutual’s non-performing loans were $12.8 million or 0.69% of loans receivable as of June 30, 2016, compared to $13.6 million or 0.78% of loans receivable as of December 31, 2015. Non-performing assets, which includes non-performing loans, were $15.6 million or 0.60% of total assets and $16.9 million or 0.68% of total assets as of these same dates, respectively. Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to these non-performing assets, at June 30, 2016, management was closely monitoring $53.3 million in additional loans that were classified as either “special mention” or “substandard” in accordance with Bank Mutual’s internal risk rating policy. This amount compared to $55.9 million at December 31, 2015. As of June 30, 2016, most of these additional classified loans were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. Management does not believe any of these loans were impaired as of June 30, 2016, although there can be no assurances that the loans will not become impaired in future periods.

Bank Mutual’s allowance for loan losses was $18.0 million or 0.97% of loans receivable at June 30, 2016, compared to $17.6 million or 1.01% at December 31, 2015. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 139.9% at June 30, 2016, compared to 129.5% at December 31, 2015. The reason for the increase in Bank Mutual’s allowance for loan losses during the six months ended June 30, 2016, was described earlier in this release. Management believes the allowance for loan losses at June 30, 2016, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin based on total assets. Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. As of June 30, 2016, its subsidiary bank operated 64 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

8

Cautionary Statements

This release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry; regulators’ strict expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends, share repurchases, or otherwise, to maintain or achieve those levels; recent, pending, and/or potential rulemaking or other actions by various federal regulatory agencies that could affect Bank Mutual; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism or other global conflicts; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2015 Annual Report on Form 10-K.

9

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share data)

	June 30	December 31
	2016	2015
ASSETS
Cash and due from banks	$29,753	$27,971
Interest-earning deposits	11,454	16,530
Cash and cash equivalents	41,207	44,501
Mortgage-related securities available-for-sale, at fair value	413,871	407,874
Mortgage-related securities held-to-maturity, at amortized cost (fair value of $114,479 in 2016 and $121,641 in 2015)	110,474	120,891
Loans held-for-sale	5,453	3,350
Loans receivable (net of allowance for loan losses of $17,962 in 2016 and $17,641 in 2015)	1,858,059	1,740,018
Mortgage servicing rights, net	6,834	7,205
Other assets	184,244	178,328

Total assets	$2,620,142	$2,502,167

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,836,737	$1,795,591
Borrowings	422,554	372,375
Advance payments by borrowers for taxes and insurance	19,921	3,382
Other liabilities	54,084	51,425
Total liabilities	2,333,296	2,222,773
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2016 and 2015
Issued and outstanding - none in 2016 and 2015	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2016 and 2015
Issued - 78,783,849 shares in 2016 and 2015
Outstanding - 45,590,282 shares in 2016 and 45,443,548 in 2015	788	788
Additional paid-in capital	485,041	486,273
Retained earnings	168,121	164,482
Accumulated other comprehensive loss	(6,271)	(9,365)
Treasury stock - 33,193,567 shares in 2016 and 33,340,301 in 2015	(360,833)	(362,784)
Total shareholders' equity	286,846	279,394

Total liabilities and equity	$2,620,142	$2,502,167

10

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
Interest income:
Loans	$17,360	$16,337	$34,296	$32,854
Mortgage-related securities	2,722	2,871	5,983	5,713
Investment securities	119	57	221	104
Interest-earning deposits	10	6	18	10
Total interest income	20,211	19,271	40,518	38,681
Interest expense:
Deposits	1,446	1,152	2,851	2,246
Borrowings	1,247	1,157	2,500	2,309
Total interest expense	2,693	2,309	5,351	4,555
Net interest income	17,518	16,962	35,167	34,126
Provision for (recovery of) loan losses	1,164	(752)	591	(1,716)
Net interest income after provision for loan losses	16,354	17,714	34,576	35,842
Non-interest income:
Deposit-related fees and charges	2,928	2,949	5,693	5,752
Loan-related fees	1,607	490	2,865	927
Brokerage and insurance commissions	846	822	1,714	1,988
Mortgage banking revenue, net	1,142	974	1,967	1,841
Income from bank-owned life insurance ("BOLI")	463	473	927	942
Gain (loss) on real estate held for investment	-	154	-	(166)
Other non-interest income	23	45	88	170
Total non-interest income	7,009	5,907	13,254	11,454
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,236	11,066	20,703	22,230
Occupancy, equipment, and data processing costs	3,284	3,315	6,816	7,115
Advertising and marketing	970	555	1,555	868
Federal deposit insurance premiums	383	358	805	728
Losses (gains) and expenses on foreclosed real estate, net	(131)	393	(89)	539
Other non-interest expense	2,327	2,255	4,697	4,520
Total non-interest expense	17,069	17,942	34,487	36,000
Income before income tax expense	6,294	5,679	13,343	11,296
Income tax expense	2,345	2,090	4,921	4,154
Net income	$3,949	$3,589	8,422	7,142

Per share data:
Earnings per share-basic	$0.09	$0.08	$0.18	$0.15
Earnings per share-diluted	$0.09	$0.08	$0.18	$0.15
Cash dividends paid	$0.055	$0.050	$0.105	$0.090

11

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Six Months Ended
	June 30		June 30
Loan Originations and Sales	2016	2015	2016	2015
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$15,271	$17,880	$21,232	$46,415
Commercial real estate	30,218	17,912	45,702	28,216
Multi-family	65,359	15,798	111,167	35,251
Construction and development	24,172	101,825	84,102	136,808
Total commercial loans	135,020	153,415	262,203	246,690
Retail loans
One- to four-family first mortgages	25,493	25,888	42,184	40,602
Home equity	9,313	9,769	15,342	15,829
Other consumer	531	434	1,137	752
Total retail loans	35,337	36,091	58,663	57,183
Total loans originated for portfolio	$170,357	$189,506	$320,866	$303,873

Mortgage loans originated for sale	$43,320	$30,465	$64,548	$56,595

Mortgage loan sales	$41,963	$30,638	$62,582	$56,008

	June 30	December 31
Loan Portfolio Analysis	2016	2015
Commercial loans:
Commercial and industrial	$233,588	$235,313
Commercial real estate	332,513	299,550
Multi-family real estate	517,703	409,674
Construction and development loans:
Commercial real estate	34,001	28,156
Multi-family real estate	263,701	291,380
Land and land development	10,583	11,143
Total construction and development	308,285	330,679
Total commercial loans	1,392,089	1,275,216
Retail loans:
One- to four-family first mortgages
Permanent	449,800	461,797
Construction	40,106	42,357
Total one- to four-family first mortgages	489,906	504,154
Home equity loans:
Fixed term home equity	114,695	122,985
Home equity lines of credit	72,569	75,261
Total home equity loans	187,264	198,246
Other consumer loans:
Student	7,490	8,129
Other	11,346	11,678
Total consumer loans	18,836	19,807
Total retail loans	696,006	722,207
Gross loans receivable	2,088,095	1,997,423
Undisbursed loan proceeds	(210,269)	(238,124)
Allowance for loan losses	(17,962)	(17,641)
Deferred fees and costs, net	(1,805)	(1,640)
Total loans receivable, net	$1,858,059	$1,740,018

Loans serviced for others	$1,016,474	$1,038,588

12

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	June 30	December 31
Non-Performing Loans and Assets	2016	2015
Non-accrual commercial loans:
Commercial and industrial	$4,263	$4,915
Commercial real estate	3,704	3,968
Multi-family	286	-
Construction and development	705	766
Total commercial loans	8,958	9,649
Non-accrual retail loans:
One- to four-family first mortgages	2,764	2,703
Home equity	816	703
Other consumer	60	82
Total non-accrual retail loans	3,640	3,488
Total non-accrual loans	12,598	13,137
Accruing loans delinquent 90 days or more	239	484
Total non-performing loans	12,837	13,621
Foreclosed real estate and repossessed assets	2,768	3,306
Total non-performing assets	$15,605	$16,927
Non-performing loans to loans receivable, net	0.69%	0.78%
Non-performing assets to total assets	0.60%	0.68%

	June 30	December 31
Special Mention and Substandard Loans	2016	2015
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$10,476	$13,788
Commercial real estate	35,474	40,495
Multi-family	11,862	8,239
Construction and development	2,021	2,114
Total commercial loans	59,833	64,636
Retail loans:
One- to four-family first mortgages	5,380	4,081
Home equity	816	703
Other consumer	60	82
Total retail loans	6,256	4,866
Total	$66,089	$69,502

	Six Months Ended
	June 30
Activity in Allowance for Loan Losses	2016	2015
Balance at the beginning of the period	$17,641	$22,289
Provision for (recovery of) loan losses	591	(1,716)
Charge-offs:
Commercial and industrial	-	(74)
Commercial real estate	(99)	(69)
Multi-family	-	-
Construction and development	-	-
One- to four-family first mortgages	(84)	(218)
Home equity	(35)	(42)
Other consumer	(188)	(306)
Total charge-offs	(406)	(709)
Recoveries:
Commercial and industrial	4	6
Commercial real estate	19	83
Multi-family	30	-
Construction and development	-	-
One- to four-family first mortgages	33	41
Home equity	9	21
Other consumer	41	25
Total recoveries	136	176
Net charge-offs	(270)	(533)
Balance at end of period	$17,962	$20,040
Net charge-offs to average loans, annualized	0.03%	0.07%

	June 30	December 31
Allowance Ratios	2016	2015
Allowance for loan losses to non-performing loans	139.92%	129.51%
Allowance for loan losses to total loans	0.97%	1.01%

13

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	June 30	December 31
Deposit Liabilities Analysis	2016	2015
Non-interest-bearing checking	$236,252	$213,761
Interest-bearing checking	269,860	277,606
Savings accounts	228,520	217,633
Money market accounts	555,549	542,020
Certificates of deposit	546,556	544,571
Total deposit liabilities	$1,836,737	$1,795,591

	Three Months Ended		Six Months Ended
	June 30		June 30
Selected Operating Ratios	2016	2015	2016	2015
Net interest margin (1)	2.95%	3.11%	3.01%	3.15%
Net interest rate spread	2.87%	3.02%	2.92%	3.07%
Return on average assets	0.61%	0.60%	0.66%	0.60%
Return on average shareholders' equity	5.54%	5.10%	5.93%	5.07%
Efficiency ratio (2)	69.59%	78.99%	71.22%	78.70%
Non-interest expense as a percent of average assets	2.65%	2.99%	2.72%	3.02%
Shareholders' equity to total assets at end of period	10.95%	11.53%	10.95%	11.53%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income, and non-interest income excluding real estate held for investment for the periods indicated.

	Three Months Ended		Six Months Ended
	June 30		June 30
Other Information	2016	2015	2016	2015
Average earning assets	$2,372,125	$2,183,110	$2,335,504	$2,168,543
Average assets	2,576,881	2,399,513	2,540,068	2,386,272
Average interest bearing liabilities	1,976,983	1,828,437	1,946,917	1,817,408
Average shareholders' equity	285,059	281,468	283,855	281,514
Weighted average number of shares outstanding:
As used in basic earnings per share	45,165,919	46,025,946	45,163,424	46,156,752
As used in diluted earnings per share	45,633,113	46,426,874	45,613,674	46,541,344

	June 30	December 31
	2016	2015
Number of shares outstanding (net of treasury shares)	45,590,282	45,443,548
Book value per share	$6.29	$6.15

14